Exhibit 99.1

BIOLASE Reports First Quarter 2020 Financial Results

IRVINE, Calif., May 7, 2020 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced its financial results for the first quarter ended March 31, 2020.

“Our go-to-market strategy was demonstrating meaningful progress prior to the COVID-19 pandemic, reflecting the changes we made throughout 2019 to better align our business and operating infrastructure,” said Todd Norbe, President and Chief Executive Officer. “However, we  had to adjust our operations in response to the closure of most dental offices during the second half of the quarter, and this business disruption had a significant negative impact on our financial results, as we sold a limited number of lasers in March, which is historically our strongest month of the quarter.  In an effort to maintain our presence with key constituencies to preserve these revenue opportunities, we quickly pivoted to increasing the number of online educational forums to showcase our industry-leading products, which have been extremely well attended.  Based on the enthusiasm and positive feedback received, we are hopeful that these educational events will result in additional sales leads that we can capitalize on once dentists resume their normal business practices.

“Additionally, we recently announced a partnership with an intensive care unit (ICU) equipment manufacturer to supply ICU-grade portable ventilators through BIOLASE’s FDA-registered manufacturing facility. We have experienced a steady rate of activity and to date we have received over $14 million in orders.”

2020 First Quarter Financial Results

Net revenue for the first quarter of 2020 was $4.7 million, a decrease of 54%, compared to net revenue of $10.3 million for first quarter of 2019. U.S. laser revenue was $1.0 million for the first quarter of 2020, a 62% decrease compared to U.S. laser revenue of $2.6 million for the first quarter of 2019. U.S. consumables and other revenue for the first quarter of 2020, which consists of revenue from consumable products such as disposable tips, decreased 28% compared to the first quarter of 2019. Outside the U.S., laser revenue declined 68% to $1.1 million for the first quarter of 2020 compared to $3.4 million for the first quarter of 2019 and consumables and other revenue decreased 28% year over year.

Gross margin for the first quarter of 2020 was 28%, compared to 34% for first quarter of 2019. The lower gross margin reflects the impact of the decline in revenues relative to our fixed costs. Total operating expenses were $6.7 million for the first quarter of 2020 compared to $7.9 million for the first quarter of 2019, a decrease of over 15%. Operating loss for the first quarter of 2020, was $5.4 million, compared to an operating loss of $4.4 million in the first quarter of 2019, an increase of 23% year over year. Net loss for the first quarter of 2020 was $6.0 million, or $0.19 per share, compared to a net loss of $4.9 million, or $0.23 per share, for the first quarter of 2019.

Cash, cash equivalents, and restricted cash totaled $1.8 million as of March 31, 2020.

After the end of the first quarter, BIOLASE applied for and received a $3.0 million loan from the Paycheck Protection Program (“PPP”). The PPP was initiated to help small businesses defined as those businesses in the US with under 500 employees. BIOLASE has approximately 150 employees and is well under the 500 employee defined maximum. In addition, BIOLASE believes the PPP was intended to help small businesses like BIOLASE mitigate the impact of significant lost business during the COVID-19 economic shutdown and to help keep as many people employed as possible. Given the existing market environment, BIOLASE did not believe that it could access public equity markets to raise cash to help make up for the significant lost revenue BIOLASE experienced during the first quarter of 2020 and likely to continue into the second quarter of 2020.

Additionally, both BIOLASE’s President and Chief Executive Office and Chief Financial Officer took temporary 40% salary cuts in connection with COVID-19 cost reduction measures.

Use of Non-GAAP Measures

The Reconciliation of GAAP Net Loss to Adjusted EBITDA at the end of this news release provides the details of the Company's non-GAAP disclosures and the reconciliation of GAAP net loss and net loss per share to the Company's Adjusted EBITDA and Adjusted EBITDA per share.

Adjusted EBITDA for the first quarter of 2020 was $3.6 million, or $0.11 per share, compared with Adjusted EBITDA of $3.2 million, or $0.15 per share, for the first quarter of 2019.

Conference Call Information

BIOLASE, Inc. will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the first quarter ended March 31, 2020, and to answer questions. For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S./Canada is 800-353-6461. For international participants outside the U.S./Canada, the dial-in number is 334-323-0501. For all callers, refer to the Conference ID 6799229. To access the live webcast, visit the Investor Relations section of the BIOLASE website at www.biolase.com and see “Investor Events”.

An audio archive of the webcast will be available for 30 days on the Investor Relations section of the BIOLASE website.

About BIOLASE

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine.  BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately patented 261 and 52 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold over 41,200 laser systems to date in over 80 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements, predictions, or expectations regarding BIOLASE’s revenue during the second quarter of 2020. Forward-looking statements can be identified through the use of words such as may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, the coronavirus (COVID-19) and the effects of the outbreak and actions taken in connection therewith,  adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the "Risk Factors" section of BIOLASE's annual report filed on Form 10-K filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

John R. Beaver, Executive Vice President and Chief Financial Officer

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com

Tables to Follow

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Net revenue	4,783	10,326
Cost of revenue	3,430	6,804
Gross profit	1,353	3,522
Operating expenses:
Sales and marketing	2,704	3,879
General and administrative	3,010	2,393
Engineering and development	991	1,424
Change in fair value of patent litigation settlement liability	—	190
Total operating expenses	6,705	7,886
Loss from operations	(5,352)	(4,364)
Loss on foreign currency transactions	84	43
Interest expense, net	589	478
Non-operating loss	673	521
Loss before income tax provision	(6,025)	(4,885)
Income tax provision	(19)	15
Net loss	$(6,006)	$(4,900)

Net loss per share attributable to common stockholders:
Basic	$(0.19)	$(0.23)
Diluted	$(0.19)	$(0.23)
Shares used in the calculation of net loss per share:
Basic	31,509	21,134
Diluted	31,509	21,134

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31,	December 31,
	2020	2019
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,511	$5,789
Restricted cash	312	312
Accounts receivable, less allowance of $3,560 and $2,531 in 2020 and 2019, respectively	4,749	8,760
Inventory	12,192	10,995
Prepaid expenses and other current assets	1,205	1,163
Total current assets	19,969	27,019
Property, plant and equipment, net	1,017	1,193
Goodwill	2,926	2,926
Right of use asset	135	276
Other assets	484	433
Total assets	$24,531	$31,847

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,056	$5,332
Accrued liabilities	4,079	4,744
Deferred revenue, current portion	1,982	2,237
Term loan (net of discount)	13,562	13,466
Total current liabilities	23,679	25,779
Deferred revenue	390	358
Warranty accrual	246	245
Other liabilities	1,107	1,123
Total liabilities	25,422	27,505
Redeemable preferred stock:
Preferred stock, par value $0.001 per share	$3,965	$3,965
Total redeemable preferred stock
Stockholders’ equity:
Common stock, par value $0.001 per share	32	31
Additional paid-in capital	236,384	235,594
Accumulated other comprehensive loss	(719)	(701)
Accumulated deficit	(240,553)	(234,547)
Total stockholders’ (deficit) equity	(4,856)	377
Total liabilities, redeemable preferred stock and stockholders’ (deficit) equity	$24,531	$31,847

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(6,006)	$(4,900)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	177	258
Provision for bad debts, net	987	19
Amortization of debt discounts	46	38
Amortization of debt issuance costs	50	49
Stock-based compensation	719	757
Deferred income taxes	(32)	(5)
Earned interest income, net	—	(1)
Change in fair value of patent litigation settlement liability	—	190
Changes in operating assets and liabilities:
Accounts receivable	3,024	(650)
Inventory	(1,197)	225
Prepaid expenses and other current assets	(142)	463
Accounts payable and accrued liabilities	(1,541)	(1,514)
Deferred revenue	(219)	37
Net cash and cash equivalents used in operating activities	(4,134)	(5,034)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(9)	(8)
Net cash and cash equivalents used in investing activities	(9)	(8)
Cash Flows from Financing Activities:
Payments of equity offering costs	(117)	—
Proceeds from exercise of stock options	—	3
Net cash and cash equivalents (used in) provided by financing activities	(117)	3
Effect of exchange rate changes	(18)	(49)
Decrease in cash, cash equivalents and restricted cash	(4,278)	(5,088)
Cash, cash equivalents and restricted cash, beginning of period	6,101	8,356
Cash, cash equivalents and restricted cash, end of period	$1,823	$3,268
Supplemental cash flow disclosure:
Cash paid for interest	$485	$430
Cash paid for income taxes	$28	$31
Cash paid for operating leases	$192	$189
Non-cash accrual for capital expenditures	$7	$24
Non-cash right-of-use assets obtained in exchange for lease obligation	$—	$824

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with generally accepted accounting principles in the U.S. (“GAAP”), this press release includes certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents. In 2019, the Company revised its non-GAAP financial measures to include the change in allowance for doubtful accounts in an effort to better align its Adjusted EBITDA with its loan covenants and how management evaluates business performance.

Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, change in fair value of patent litigation settlement liability, and allowance for doubtful accounts. Management uses Adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
GAAP net loss attributable to common stockholders	$(6,006)	$(4,900)
Deemed dividend on convertible preferred stock	—	—
GAAP net loss	$(6,006)	$(4,900)
Adjustments:
Interest expense, net	589	478
Income tax provision	(19)	15
Depreciation and amortization	177	258
Change in fair value of patent litigation settlement liability	—	190
Change in allowance for doubtful accounts	987	—
Stock-based compensation	719	757
Adjusted EBITDA	$(3,553)	$(3,202)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.19)	$(0.23)
Deemed dividend on convertible preferred stock	—	—
GAAP net loss per share, basic and diluted	$(0.19)	$(0.23)
Adjustments:
Interest expense, net	0.02	0.02
Income tax provision	—	—
Depreciation and amortization	0.01	0.01
Change in fair value of patent litigation settlement liability	—	0.01
Change in allowance for doubtful accounts	0.03	—
Stock-based compensation	0.02	0.04
Adjusted EBITDA per share, basic and diluted	$(0.11)	$(0.15)